EXHIBIT 5.3

[McINNES COOPER LETTERHEAD]

Our File: 122871 July 17, 2014	Purdy’s Wharf Tower II 1969 Upper Water Street, Suite 1300 Post Office Box 730 Halifax, Nova Scotia Canada B3J 2V1 T. 902 425 6500 F. 902 425 6350 www.mcinnescooper.com
Apache Corporation 2000 Post Oak Boulevard, Suite 100 Houston, Texas, USA 77056-4400

Ladies and Gentlemen:

Re: Form S-3 Registration Statement

We have acted as Nova Scotia counsel to Apache Corporation (the “Company”) in connection with the registration statement, dated on or about the date hereof, on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein and one or more supplements to such prospectus, of (i) debt securities (the “Apache Canada Debt Securities”) of Apache Finance Canada Corporation, an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada (“Apache Canada”), and (ii) debt securities (the “Apache Canada II Debt Securities”, and together with the Apache Canada Debt Securities, the “Debt Securities”) of Apache Finance Canada II Corporation, an unlimited liability company organized under the laws of the Province of Nova Scotia, Canada (“Apache Canada II”), pursuant to (i) a senior indenture and/or a subordinated indenture among Apache Canada, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (each, an “Apache Canada Indenture”), and (ii) a senior indenture and/or a subordinated indenture among Apache Canada II, the Company and the Trustee (each, an “Apache Canada II Indenture”, and together with the Apache Canada Indentures, the “Indentures”), respectively. We understand that the Debt Securities issued by Apache Canada and Apache Canada II will be guaranteed by the Company pursuant to guarantees provided for under the Indentures.

Scope of Examination

In connection with the foregoing we have examined:

(i)	the Registration Statement covering the Debt Securities which we understand has been filed with the United States Securities and Exchange Commission;

(ii)	certified copies of the memorandum of association and articles of association of each of Apache Canada and Apache Canada II, which we assume are complete and accurate in all respects;

(iii)	certified resolutions of the directors of Apache Canada and Apache Canada II with respect to, inter alia, the entering into of the Indentures and the issuance of the Debt Securities, which we assume continue in full force and effect, unamended, as of the date hereof;

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(iv)	certificates of status (the “Certificates of Status”) dated the date hereof in respect of each of Apache Canada and Apache Canada II issued by an agent of the Registrar of Joint Stock Companies for the Province of Nova Scotia; and

(v)	such other documents and instruments, and made such other examinations of law or fact, as we have deemed necessary or appropriate for the expression of the opinion contained herein.

Assumptions

For purposes of giving this opinion, we have assumed the following:

(a)	the legal capacity of all natural persons signing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	such documents are within the capacity and powers of, and have been validly authorized, executed and delivered by and are binding on, the parties to them other than Apache Canada and Apache Canada II, as the case may be;

(c)	insofar as any obligation under any document is to be performed in any jurisdiction other than in the Province of Nova Scotia, its performance will not be illegal or unenforceable under the law of that jurisdiction;

(d)	each such document has been duly executed and delivered and constitutes or will constitute legal, valid and binding obligations of the parties under their respective governing laws, enforceable in competent courts of such jurisdictions;

(e)	the information provided by government officials, agencies and authorities is complete and accurate; and

(f)	there are no provisions in any agreement binding on Apache Canada or Apache Canada II and no resolutions have been passed which restrict or limit the powers of Apache Canada and Apache Canada II or their respective officers or directors to authorize the issuance, execution and delivery of the Apache Canada Debt Securities and the Apache Canada II Debt Securities.

Applicable Law

Our opinion herein is limited solely to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof, and we express no opinion herein concerning the law of any other jurisdiction and we do not accept any responsibility to inform the addressees of any change in law subsequent to the date of our opinion that does or may affect the opinions we express herein.

Opinions

Based upon the foregoing and subject to the limitations set forth below, it is our opinion that each of Apache Canada and Apache Canada II has the corporate power and authority to issue the Apache Canada Debt Securities and the Apache Canada II Debt Securities, respectively, and the Apache Canada Debt Securities and the Apache Canada II Debt Securities have been duly authorized by each of Apache Canada and Apache Canada II, respectively.

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Limitations

We express no opinion as to any matters other than as expressly set forth above and no opinion is to be otherwise implied or inferred herefrom.

Reliance

Each of Andrews Kurth LLP and Bennett Jones LLP may rely on this opinion as if each of them were named as an addressee of this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

/s/ McInnes Cooper